ASSET PURCHASE AGREEMENT
                    -------------------------
           (WTLC-FM AND WTLC-AM, INDIANAPOLIS, INDIANA)


     AGREEMENT (the "Agreement") dated as of July 14, 1997 by and between PANACHE BROADCASTING, L.P., a Delaware limited partnership ("Seller"), and EMMIS BROADCASTING CORPORATION, an Indiana corporation ("Buyer").

                            RECITALS:
                            ---------

     1. Seller owns and operates in Indianapolis, Indiana radio stations WTLC-FM and WTLC-AM (the "Stations"), and holds the licenses and authorizations issued by the Federal Communications Commission ("FCC") for the operation of the Stations.

     2. Buyer desires to acquire substantially all the assets used or useful in the business and operation of each of the Stations, and Seller is willing to convey such assets to Buyer.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer hereby agree as follows:


                            ARTICLE I
                            ---------

                           TERMINOLOGY
                           -----------

     1.1 Defined Terms. As used herein, the following terms shall have the meanings indicated:

     Affiliate: With respect to any specified person or entity, another person or entity which, or a member of an immediate family which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

     Code:  The Internal Revenue Code of 1986, as amended.

     Documents: This Agreement and all Exhibits and Schedules hereto, and each other agreement, certificate or instrument delivered pursuant to or in connection with this Agreement.

     Earnest Money: As of a given date, the amount deposited as of such date with the Escrow Agent under the Escrow Agreement, together with the interest and other earnings earned thereon as of such date while invested by the Escrow Agent.

     Escrow Agent: NBD Bank, N.A., a national banking association headquartered in Indianapolis, Indiana.

     Escrow Agreement: The Escrow Agreement in the form attached as Exhibit A which Seller, Buyer and the Escrow Agent have entered into concurrently with the execution of this Agreement relating to the deposit, holding, investment and disbursement of the Earnest Money.

     FCC Order: An order or decision of the FCC granting its consent to the transfer of the FCC Licenses to Buyer.

     Final Action: An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

     Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

     Loss: With respect to any person or entity, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys' fees, whether or not arising out of a third party claim.

     Material Adverse Condition: A condition which would restrict, limit, increase the cost or burden of or otherwise adversely affect or impair in any material respect the right of Buyer to the ownership, use, control, enjoyment or operation of the Stations or the proceeds therefrom; provided, however, that any condition which requires (i) that Buyer or any of its subsidiaries file periodic reports with the FCC regarding compliance with rules and policies of the FCC pertaining to affirmative action and equal opportunity employment, or (ii) that the Stations be operated in accordance with conditions similar to and not more adverse than those contained in the present FCC Licenses issued for operation of the Stations, shall not be a Material Adverse Condition.

     Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations of (i) the Stations taken as a whole or (ii) Seller.

     Permitted Lien: Any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business; or any other imperfections in Seller's title to any of its assets or properties that, individually and in the aggregate, are not material in character or amount and do not and could not reasonably be expected to impair the value or interfere with the use of any of the Sale Assets.

     Taxes: All federal, state, local and foreign taxes including, without limitation, income, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

     Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

     Tower Sites: The real estate described on Schedule 1.1 including the transmission towers, buildings and other improvements thereon and easements appurtenant thereto.

     1.2 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the introduction, recitals or section indicated below:

             Acquisition Proposal               Section 5.12
             Act                                Section 3.7(b)
             Adjustment Amount                  Section 2.7
             Arbitrating Firm                   Section 2.7(e)
             Assumed Obligations                Section 2.3(a)
             Benefit Plans                      Section 3.16(a)
             Buyer's Trade Credit               Section 2.7(b)(ii)
             Closing                            Section 8.1
             Closing Date                       Section 8.1
             Collection Period                  Section 2.8(b)
             Defendant                          Section 13.15
             Employees                          Section 3.16(a)
             ERISA                              Section 3.16(a)
             Excluded Assets                    Section 2.2
             FCC                                Recitals
             FCC Licenses                       Section 3.7(a)
             Indemnified Party                  Section 9.4(a)
             Indemnifying Party                 Section 9.4(a)
             Intellectual Property              Section 2.1(e)
             Interim Balance Sheet              Section 3.12(a)(iii)
             Leased Real Property               Section 6.5
             Mid-Range                          Section 2.7(e)
             Multiemployer Plan                 Section 3.16(c)
             Other Permitted Exceptions         Section 6.4.1
             Owned Real Property                Section 6.4
             Owners                             Section 3.2
             Permitted Tax Lien                 Section 6.4.1
             Preliminary Adjustment Report      Section 2.7(d)

             Purchase Price                     Section 2.4
             Real Property                      Section 2.1(b)
             Related Persons                    Section 3.16(a)
             Retained Receivables               Section 2.8(a)
             Sale Assets                        Section 2.1
             Seller's Liquidated Damage Amount  Section 10.2(b)
             Seller's Enforcement Costs         Section 10.2(b)
             Seller's Trade Credit              Section 2.7(b)(ii)
             Standard Exceptions                Section 6.4.1
             Stations                           Recitals
             Station Agreements                 Section 2.1(d)
             Survey                             Section 6.4.2
             Survival Period                    Section 9.1
             Tangible Personal Property         Section 2.1(a)
             Title Commitment                   Section 6.4.1
             Title Insurance Company            Section 6.4.1
             Trade Agreements                   Section 3.8(a)


                            ARTICLE II
                           -----------

                        PURCHASE AND SALE
                        -----------------

     2.1 Sale Assets. Upon and subject to the terms and conditions provided herein, on the Closing Date, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest, legal and equitable, in and to all tangible and intangible assets (except Excluded Assets) used or useful in the operation of the Stations as each has been and is now operated (the "Sale Assets"), including the following:

          (a) Tangible Personal Property. All equipment, parts, supplies, music library, furniture, fixtures and other tangible personal property owned or leased by Seller and used or useful in the operation of the Stations, including but not limited to the items listed on
Schedule 3.9, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement (the "Tangible Personal Property").

          (b) Real Property. The Tower Sites, and other interests (including, but not limited to, leases and leasehold improvements) in real estate listed on Schedule 3.10 and all fixtures and improvements thereon, together with such additional improvements and interests in real estate made or acquired between the date hereof and the Closing Date (the "Real Property").

          (c) Permits. The FCC Licenses and all other governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by Seller or hereafter obtained by Seller between the date hereof and the Closing Date, to the extent such other permits, licenses and authorizations pertain to or are used in the operation of the Stations.

          (d) Station Agreements. All rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments and modifications, listed in
Schedule 3.8(b) or made or entered into between the date hereof and the Closing Date in compliance with this Agreement (the "Station Agreements"). Station Agreements which the parties are deeming to be "Material Contracts" are marked by an asterisk in Schedule 3.8(b).

          (e) Intellectual Property. All trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, the call letters "WTLC", inventions, and any other proprietary material, process, trade secret or trade right used in the operation of the Stations, and all registrations, applications and licenses for any of the foregoing, including, without limitation, those set forth on Schedule 3.11; any additional such items acquired or used in connection with the operation of the Stations between the date hereof and the Closing Date; and all goodwill associated with any of the foregoing (the "Intellectual Property"); provided, however, that the Intellectual Property shall not include any rights, title or interest whatsoever in or to the name "Panache" or any signs, symbols or logos bearing the name "Panache".

          (f) Records. The originals or true and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Stations, including, but not limited to, any of such items stored on computer disks or tapes.

          (g) Miscellaneous Assets: Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1 and now or hereafter owned or used by Seller in connection with the operation of the Stations, including but not limited to all goodwill of the Stations.

     2.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain all of its right, title and interest in and to, the following assets owned or held by it on the Closing Date (the "Excluded Assets"):

          (a) Any and all cash, bank deposits and other cash equivalents, cash deposits to secure contract obligations (except to the extent Seller receives a credit therefor under Section 2.7), and all accounts receivable (other than non-cash receivables under Trade
Agreements) for services performed or provided or for goods sold and delivered by Seller prior to the Closing Date;

          (b) Any and all claims of Seller with respect to transactions occurring or other matters arising prior to the Closing Date including, without limitation, claims for tax refunds;

          (c) All prepaid expenses except to the extent taken into account in determining the Adjustment Amount under Section 2.7.

          (d)  All Benefit Plans and collective bargaining agreements;

          (e) All employment agreements with the exception of those written employment agreements listed on Schedule 3.8(b);

          (f)  All policies of insurance owned by Seller;

          (g) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement; and

          (h) Seller's corporate records except to the extent such records pertain to or are used in the operation of the Stations, in which case Seller shall deliver true and accurate copies thereof to Buyer.

     2.3  Assumption of Liabilities.

          (a) At the Closing, Buyer shall assume and agree to perform, without duplication, the following liabilities and obligations of Seller (the "Assumed Obligations"):

               (i) The obligations under the Trade Agreements to provide advertising on the Stations on or after Closing Date.

               (ii) Liabilities and obligations arising under all other Station Agreements transferred to Buyer in accordance with this Agreement to the extent such liabilities and obligations arise during and relate to any period on or after the Closing Date.

               (iii) Provided that Seller pays Buyer the amount, if any, owed by Seller after Closing under Section 2.7, the Assumed Obligations shall also include such other liabilities of Seller to the extent, and only to the extent, the amount thereof is included as a credit to Buyer in calculating the Adjustment Amount as ultimately determined pursuant to Section 2.7.

          (b) The Assumed Obligations shall in no event include any liability or obligation arising (i) from the assignment to Buyer of any Station Agreement in violation of its terms or (ii) from any other breach or default by Seller upon or prior to Closing under any Station
Agreement.

          (c) Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, whether express or implied, known or unknown, contingent or absolute, all of which Seller shall pay, discharge and perform when due.

     2.4  Earnest Money.

          (a) Concurrently with the execution of this Agreement, Buyer has deposited with the Escrow Agent under the Escrow Agreement in immediately available funds the sum of Seven Hundred Fifty Thousand Dollars ($750,000).

          (b) The Escrow Agent shall hold the Earnest Money, including interest and other earnings thereon, under the terms of the Escrow Agreement in trust for the benefit of the parties hereto.

          (c) If Closing does not occur, the Earnest Money shall be delivered to Seller or returned to Buyer in accordance with Section 10.2, and if Closing does occur, the Earnest Money shall be applied at Closing as provided in Section 2.5.

     2.5 Purchase Price. The purchase price ("Purchase Price") shall equal Fourteen Million Nine Hundred Eighty Thousand Dollars ($14,980,000), subject to adjustment as provided in Section 2.7. The Purchase Price shall be paid at Closing by (i) Seller and Buyer cooperating in causing the Earnest Money to be disbursed to Seller on the Closing Date, such disbursement being credited toward Buyer's payment of the Purchase Price on the Closing Date, and (ii) Buyer paying to Seller the remaining portion of the Purchase Price by wire transfer of immediately available funds. Seller shall furnish Buyer wire instructions at least three (3) business days prior to the Closing Date.

     2.6 Allocation of the Purchase Price. Seller and Buyer shall use good faith efforts to agree upon, prior to Closing, an allocation of the Purchase Price among the Sale Assets which, if agreed upon, will be incorporated in a schedule to be executed by the parties prior to or at Closing. Buyer and Seller each agree to report such allocation, if agreed upon, to the Internal Revenue Service in the form required by Treasury Regulation 1.1060-IT and to use such allocation for all other reporting purposes in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes.

     2.7  Adjustment of Purchase Price.

          (a) All operating income and operating expenses of the Stations shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Stations on or before the date preceding the Closing Date shall be for the account of Seller, and all such income and expenses attributable to the operation of the Stations on and after the Closing Date shall be for the account of Buyer. The net amount by which the Purchase Price is to be increased or decreased in accordance with this Section is herein referred to as the "Adjustment Amount".

          (b)  Without limiting the generality of the foregoing:

               (i) Seller shall receive a credit for the unapplied portion, as of Closing, of the security deposits made by Seller under those Station Agreements assumed by Buyer at Closing in accordance with Section 2.3.

               (ii) Buyer shall be given a credit ("Buyer's Trade
     Credit") in the amount equal to the financial value (determined in accordance with generally accepted accounting principles consistently applied) of all time required to be broadcast on the Stations on or after the Closing Date under the Trade Agreements, and Seller shall be given a credit ("Seller's Trade Credit") for the financial value (determined in accordance with generally accepted accounting principles consistently applied) of the goods and services to be received on or after the Closing Date under the Trade Agreements; provided that Seller's Trade Credit shall in no event exceed Buyer's Trade Credit. To the extent Buyer's Trade Credit exceeds Seller's Trade Credit (the "Trade Credit Excess"), and provided that all Trade Agreements which include an obligation to broadcast advertisements during particular time periods may be preempted by the applicable Station, Buyer's Trade Credit shall be reduced by the amount of the Trade Credit Excess on a dollar-for-dollar basis, subject to a $50,000 cap on such adjustment.

               (iii) With respect to each vacation or portion thereof earned but not taken before the Closing Date by each Employee hired by Buyer, Buyer shall receive a credit equal to the compensation equivalent thereof, including applicable payroll taxes.

               (iv) The credit given Seller for each prepaid expense shall not exceed an amount commensurate with the benefit therefrom to be received by Buyer after Closing.

          (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this
Section 2.7 shall be made in accordance with generally accepted accounting principles.

          (d) Three (3) business days prior to the Closing Date, Seller shall provide Buyer with a statement setting forth a detailed computation of Seller's reasonable and good faith estimate of the Adjustment Amount as of the Closing Date (the "Preliminary Adjustment Report"). The Preliminary Adjustment Report shall include an itemization of all prepaid expenses included in estimating the Adjustment Amount as of the Closing Date. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable on the Closing Date shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable on the Closing Date shall be increased by the amount of such preliminary Adjustment Amount. Thereafter, Seller and its auditors and Buyer and its auditors shall have ninety (90) days after the Closing Date to review the Preliminary Adjustment Report and the related books and records of Seller, and Buyer and Seller will in good faith seek to reach agreement on the computation of the Adjustment Amount as of the Closing Date. If agreement is reached within ninety (90) days after the Closing Date, then upon reaching such agreement, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.7(h). If agreement is not reached within such 90-day period, then the dispute resolutions of Section 2.7(e) shall apply.

          (e) If Seller and its auditors and Buyer and its auditors do not, within the 90-day period specified in Section 2.7(d), reach an agreement on the Adjustment Amount as of the Closing Date, then an independent accounting firm of recognized national standing (the "Arbitrating Firm") selected by Seller and Buyer shall resolve the disputed items. If Seller and Buyer are unable to agree on the Arbitrating Firm, the Arbitrating Firm shall be a "big-six" accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions concerning the Adjustment Amount as of the Closing Date, and each shall make readily available to the Arbitrating Firm any books and records and work papers relevant to the preparation of such firm's computation of the Adjustment Amount. Such firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, the basis for its determination, whether Buyer's or Seller's written position as to the Adjustment Amount is closer to its own determination, and whether its own determination of the Adjustment Amount is within a range that (i) equals twenty percent (20%) of the absolute difference between the written positions of Buyer and Seller as to the Adjustment Amount and (ii) has a midpoint equal to the median of such written positions of Buyer and Seller (the "Mid-Range"). Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties for purposes of this Section. Within five (5) days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.7(h).

          (f) In the event that the Arbitrating Firm determines that the written position of Buyer concerning the Adjustment Amount is closer to its own determination, Seller shall bear and pay the fees and disbursements of such firm in connection with its analysis. In the event that such firm determines that the written position of Seller concerning the Adjustment Amount is closer to its own determination, Buyer shall bear and pay the fees and disbursements of such firm in connection with its analysis. Notwithstanding the foregoing, in the event that the Arbitrating Firm's determination of the Adjustment Amount is within the Mid-Range, Seller and Buyer shall each pay one-half of the fees and disbursements of such firm in connection with its analysis.

          (g) Concurrently with the payment of any amount required to be paid under foregoing Subsection (d) or (e), the payor shall pay the payee interest thereon for the period from the Closing Date until the date paid at a rate equal to two percentage points over the floating annual rate of interest on commercial loans announced from time to time by The First National Bank of Boston as its "base rate".

          (h) Any payments required under foregoing Subsection (d), (e) or (g) shall be paid by wire transfer in immediately available funds to the account of the payee with a financial institution in the United States and shall for all purposes be deemed an adjustment to the Purchase Price.

     2.8  Accounts Receivable.

          (a) Within ten (10) days after the Closing Date, Seller shall furnish to Buyer a true and complete list of Seller's accounts receivable (other than non-cash receivables under Trade Agreements) arising from the operation of the Stations prior to the Closing Date (the "Retained Receivables"), which list shall set forth for each Retained Receivable the name of the debtor, the date of the invoice, the amount of any payments previously received on account and the balance due.

          (b) For a period of one hundred twenty (120) days after the Closing Date (the "Collection Period"), Buyer will, without charge to

Seller, use its usual and customary procedures to collect the Retained Receivables as Seller's agent for collection, provided that (i) Buyer shall not be required to commence litigation, employ legal counsel or a collection agency or make any other extraordinary collection efforts, and
(ii) Buyer's obligation to act as Seller's agent in the collection of the Retained Receivables shall terminate upon expiration of the Collection Period. For the purpose of determining amounts collected by Buyer with respect to the Retained Receivables, each payment by an account debtor shall be applied to the older or oldest accounts receivable of such account debtor unless the account debtor identifies such an account in writing as being in dispute and directs in writing that a particular payment be applied to a specific newer account receivable.

          (c) Every two weeks during the Collection Period (and within fifteen (15) days after the end of the Collection Period), Buyer shall deliver to Seller a statement showing all collections of Retained Receivables made on behalf of Seller since the last previous report and shall pay such collections to Seller by check at the time such statement is delivered.

          (d) Seller shall not engage in any collection efforts against account debtors under the Retained Receivables during the Collection Period, other than with respect to accounts receivable identified as in dispute as provided in foregoing Subsection (b).

          (e) Buyer shall not, without Seller's prior written consent, compromise or settle for less than full value any of the Retained Receivables unless Buyer pays Seller the full amount of any deficiency. Buyer shall be entitled to purchase from Seller any Retained Receivable for such amount as the parties may agree at any time during or at the expiration of the Collection Period.


                           ARTICLE III
                           -----------

             REPRESENTATIONS AND WARRANTIES OF SELLER
             -----------------------------------------

     Seller hereby represents and warrants to Buyer as follows:

     3.1 Organization, Good Standing and Corporate Power. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power to own, operate and lease its properties and carry on its business. Seller is duly licensed, qualified to do business and in good standing under the laws of the State of Indiana.

     3.2 Ownership. Seller is owned by Panache GP, Inc., the general partner, Schwartz S Corp., a limited partner, and Panache Investor Corp., a limited partner. A copy of the diagram of the organizational structure of Seller as reflected in the most recent FCC Form 323 Ownership Report filed with the FCC on March 31, 1997 has been provided to Buyer. No change in ownership of Buyer has occurred since the filing of such report with the FCC.

     3.3 Authorization and Binding Effect of Documents. Seller has all requisite partnership power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership action on the part of Seller. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Seller. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     3.4 Absence of Conflicts. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result from any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of,
(iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Sale Assets, under the provisions of the articles of partnership and limited partnership agreement of Seller, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or affected, or any law, statute, rule, judgment, order or decree to which Seller is subject.

     3.5 Consents. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity.

     3.6 Sale Assets; Title. The Sale Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used in or material to the operation of the Stations in the manner in which they have been and are now conducted, with the exception of the Excluded Assets. Other than as noted in Schedule 3.6, which Liens will be removed prior to or at Closing, Seller has good and marketable title to, or a valid lessee's interest in, all of the Sale Assets free and clear of all Liens except Permitted Liens.

     3.7  FCC Licenses.  Except as set forth on Schedule 3.7:

          (a) Seller is the valid and legal holder of the licenses, permits and authorizations of the FCC listed on Schedule 3.7 for the operation of the Stations (the "FCC Licenses"), and any action of the FCC with respect to such FCC Licenses is a Final Action with the exception of the FCC Order. The expiration date of the term of each FCC License is shown on Schedule 3.7.

          (b) The FCC Licenses (i) are valid, in good standing and in full force and effect, are unimpaired by any act or omission of Seller, and constitute all of the licenses, permits and authorizations used in or required for the current operation of the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies under the FCC thereunder (collectively, the "Act"), and
(ii) constitute all the licenses and authorizations, including amendments and modifications thereto, issued by the FCC to Seller for or in connection with the operation of the Stations.

          (c) None of the FCC Licenses is subject to any restriction or condition which would limit in any respect the full operation of the Stations as now conducted.

          (d) Each Station is being operated in all material respects in accordance with the terms and conditions of the FCC Licenses applicable to it, the Act and the rules and regulations of the FCC, including but not limited to those pertaining to RF emissions.

          (e) No applications, complaints or proceedings are pending or, to the knowledge of Seller, are threatened which relate to the business or operation of either Station or which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to either Station or its operation, other than proceedings affecting the radio broadcasting industry in general.

          (f) Seller has complied in all material respects with all requirements to file reports, applications and other documents with the FCC with respect to each Station, and all such reports, applications and documents are true, correct and complete in all material respects.

          (g) Seller has no knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC against Seller, or
(ii) which might reasonably be expected to result in the FCC's refusal to grant or delay approval of the transfer to Buyer of any FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to Buyer of any FCC License.

          (h) There are not any unsatisfied or otherwise outstanding citations issued by the FCC with respect to either Station or its operation.

          (i) True, complete and accurate copies of all FCC Licenses have been delivered by Seller to Buyer.

          (j) Except for the FCC Licenses, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of the Stations in the manner in which they have been and are now conducted.

     3.8  Station Agreements.

          (a) Schedule 3.8(a) lists all agreements, contracts, understandings and commitments as of the date indicated thereon for the sale of time on the Stations for other than monetary consideration ("Trade Agreements") as of May 31, 1997, and sets forth the parties thereto, the financial value of the time required to be provided from and after the date of such Schedule and the financial value of the goods or services to be received by Seller from and after the date of such Schedule. True and complete copies of all written Trade Agreements in effect as of such date, including all amendments, modifications and supplements thereto, will be delivered to Buyer on or prior to the Closing Date and each Trade Agreement hereafter entered into prior to Closing shall be promptly delivered to Buyer.

          (b) Schedule 3.8(b) lists all the following types of Station Agreements now in effect, whether written or oral:

               (i) Agreements for sale of broadcast time on either Station for monetary consideration (other than such agreements entered into in the ordinary course of business involving broadcast time of less than Ten Thousand Dollars ($10,000));

               (ii) All network affiliation agreements;

               (iii) All sales agency or advertising representation contracts;

               (iv) Each lease of any Sale Asset (including a description of the Sale Asset leased thereunder);

               (v) All employment agreements and agreements with independent contractors;

               (vi) All agreements to which an Affiliate of Seller is a party or which relate to a station owned or business operated by an Affiliate of Seller;

               (vii) Each of the other Station Agreements (other than Trade Agreements) involving a commitment by any party thereto with a fair market value of, or requiring any party thereto to pay over the life of the contract, more than Five Thousand Dollars ($5,000); and

               (viii) Any other Station Agreement that is material to the business, operations or financial condition of either
     Station.

True and complete copies of all the foregoing Station Agreements that are in writing, and true and accurate summaries of all the foregoing Station Agreements that are oral, including all amendments, modifications and supplements thereto, have been delivered to Buyer. The Station Agreements (other than Trade Agreements) that are not listed on Schedule 3.8(b) do not involve commitments by parties thereto with an aggregate fair market value of more than Fifty Thousand Dollars ($50,000).

          (c) Except as set forth in the Schedules hereto, (i) all Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of either Station are valid and in full force and effect; (ii) neither Seller nor, to the knowledge of Seller, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of either Station;
(iii) neither Seller nor an Affiliate has granted or been granted any material waiver or forebearance with respect to any Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of either Station; (iv) Seller holds the right to enforce and receive the benefits under all the Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of either Station, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of Seller or an Affiliate under Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of either Station is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) no consent or approval by any party to Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of either Station is required thereunder for the consummation of the transactions contemplated hereby.

     3.9  Tangible Personal Property.  Except as set forth on
Schedule 3.9:

          (a) Such Schedule lists all Tangible Personal Property (other than office supplies and other incidental items) material to the conduct of the business and operations of either Station in the manner in which it has been and is now operated.

          (b)  The equipment constituting a part of the Tangible
Personal Property and used in or necessary for the operation of either Station in the manner in which it is now and has been operated has been properly maintained in accordance with the manufacturers' recommendations and industry practices in all material respects, is in a good state of repair and operating condition, and complies in all material respects with the Act and other applicable laws, rules, regulations and ordinances.

     3.10 Real Property.  The list of Real Property set forth on
Schedule 3.10 is a true and correct list of all of the interests in real estate which Seller holds or which are used to any material extent in the operation of either Station in the manner in which it has been and is now operated.

     3.11 Intellectual Property.  Schedule 3.11 lists all of the
Intellectual Property, including all registrations, applications and licenses for any of the Intellectual Property. Except as disclosed on
Schedule 3.11:

          (a) To the knowledge of Seller, Seller owns, free and clear of Liens, all right and interest in, and right and authority to use in connection with the conduct of the business of the Stations as presently conducted, all of the Intellectual Property listed on Schedule 3.11, and all of the rights and properties constituting a part of the Intellectual Property are in full force and effect;

          (b) There are no outstanding or, to the knowledge of Seller, threatened judicial or adversary proceedings with respect to any of the Intellectual Property;

          (c) Seller has not granted to any other person or entity any license or other right or interest in or to any of the Intellectual Property or to the use thereof;

          (d) Seller has no knowledge of any infringement or unlawful use of any of the Intellectual Property;

          (e)  Seller has not violated any provisions of the Copyright
Act of 1976, 17 U.S.C. Sec. 101, et. seq., in any material respect. Seller has filed all notices and statements of account and has made all payments that are required in connection with the transmission by Seller of any broadcast radio or other signals, except for failures to file or pay that are not material in the aggregate; and

          (f) Seller has delivered to Buyer copies of all state or federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.

     3.12 Financial Statements.

          (a)  Seller has delivered to Buyer:

               (i) The unaudited balance sheets of the Stations as of December 31, 1996 and 1995;

               (ii) The unaudited statements of income of the Stations for the years ended December 31, 1996 and 1995;

               (iii) The unaudited balance sheet of the Stations as of March 31, 1997 (the "Interim Balance Sheet"); and

               (iv) The unaudited statement of income of the Stations for the interim period ended March 31, 1997.

All such statements (i) are in accordance with the books and records of Seller and (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the assets and liabilities of Seller as of the dates stated and accurately reflect the results of operations of Seller for the periods covered by the statements, with the exceptions that (A) statements of cash flows are not included, (B) federal income tax, expense or benefit are not reflected therein, (C) such statements do not contain the disclosures required by generally accepted accounting principles in notes accompanying financial statements, and (D) the interim statements are subject to normal year-end adjustments.

          (b) Seller has no material debt, liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, except such debts, liabilities and obligations which (i) are fully accrued or fully reserved against in the Interim Balance Sheet, or (ii) are incurred after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices and in an amount not material to the business or financial condition of Seller.

          (c)(i) Seller is not now, and after giving effect to the transactions contemplated by this Agreement, Seller will not be insolvent as such term is defined in the Bankruptcy Code of 1978, as amended; (ii) after giving effect to the transactions contemplated by this Agreement, the property remaining with Seller shall not constitute an unreasonably small capital to conduct its current business or its business as proposed to be conducted after consummation of the transactions contemplated hereby; and (iii) Seller does not intend to incur, or believe that Seller will incur, concurrently with or after consummation of the transactions contemplated hereby, debts beyond Seller's ability to pay as debts mature.

     3.13 Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, other than as described on Schedule 3.13:

          (a) There has not been any damage, destruction or other casualty loss with respect to the Sale Assets (whether or not covered by insurance) which, individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

          (b) Neither Seller nor either Station has suffered any adverse change or development which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

          (c)  Seller has not:

               (i) amended or terminated any Station Agreement set forth on Schedule 3.8(a), 3.8(b) or 3.8(c) except in the ordinary course of business;

               (ii) mortgaged, pledged or subjected to any Lien, any of its properties or assets, tangible or intangible, except for Permitted Liens;

               (iii)     acquired or disposed of any assets or
     properties or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

               (iv) entered into any agreement, commitment or other transaction other than in the ordinary course of business;

               (v) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

               (vi) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

               (vii)     entered into any agreement (other than
     agreements that will be terminated prior to Closing) with any Affiliate of Seller; or

               (viii)    operated its business other than in the
     ordinary course.

     3.14 Litigation. Except as described in Schedule 3.14, (i) there are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the knowledge of Seller, threatened against Seller before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign; (ii) neither Seller nor, to the knowledge of Seller, any of the officers or employees of Seller, has been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of the business of Seller; and (iii) neither Seller nor any properties or assets of Seller nor, to the knowledge of Seller, any officer or employee of Seller is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business, of Seller, which, individually or in the aggregate, has or could reasonably be expected to have, a Material Adverse Effect or materially impair the ability of Seller to perform its obligations hereunder and consummate the transactions contemplated hereby.

     3.15 Labor Matters.

          (a)  Except as listed on Schedule 3.15(a):

               (i) To Seller's knowledge, no present or former employee (or independent contractor employed as an on-air talent or producer) of either Station has a pending claim or charge which has been asserted or threatened against Seller for (A) overtime pay;
     (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis;
     (F) unlawful or wrongful employment or termination practices;
     (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any violation of occupational safety or health standards.

               (ii) There is not pending or, to the knowledge of Seller, threatened against Seller any labor dispute, strike or work stoppage that affects or interferes with, or is likely to affect or interfere with, the operation of either Station. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of either Station. There are no unresolved unfair labor charges against Seller. Seller has not experienced any strike, work stoppage or other similar significant labor difficulties within the past twelve (12) months.

          (b) Seller is not a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of Seller or who are involved in the operation of either

Station, (ii) Seller has not agreed to recognize any union or other collective bargaining unit with respect to any employees of either Station, and (iii) no union or other collective bargaining unit has been certified as representing any employees of either Station.

          (c) Schedule 3.15(c) sets forth a true and complete list of all persons employed by Seller or at either Station, and states for each such employee (i) the compensation paid to such employee, (ii) whether such employee is employed under a written contract, and (iii) the policies applicable to the employee if not employed under a written contract. A true and complete copy of each written employment agreement and of any handbook, policy manual or similar written guidelines furnished to employees of either Station has been delivered to Buyer.

     3.16 Employee Benefit Plans.

          (a) All compensation or benefit plans, policies, practices, arrangements and agreements covering any employee or former employee of Seller or either Station or the beneficiaries or dependents of such employee or former employee (such employees, former employees, beneficiaries and dependents herein referred to collectively as the "Employees") which are or have been established or maintained or to which contributions have been made by Seller or by any other trade or business, whether or not incorporated, which is or has been treated as a single employer together with the Seller under Section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons") or to which Seller or any Related Person is or has been obligated to contribute, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements (collectively, the "Benefit Plans") are disclosed in Schedule 3.16. Except pursuant to a Benefit Plan disclosed in Schedule 3.16, Seller has no fixed or contingent liability or obligation to any of the Employees or to any person whose services are or were provided as an independent contractor to Seller or either Station. True and complete copies of all Benefit Plans, or written descriptions of Benefit Plans which are not in writing, have been provided to Buyer, other than medical and other similar welfare plans made generally available to all current Employees. True and complete copies of the summary plan descriptions of all Benefit Plans, to the extent subject to ERISA, have been provided to Buyer.

          (b) All Benefit Plans have been administered and are in compliance in all material respects with applicable provisions, if any, of ERISA and the Code and all other applicable law. Neither Seller nor a Related Person has engaged in a transaction with respect to any Benefit Plan that could result in a material tax, penalty or other liability under the Code or ERISA.

          (c) No Benefit Plan is a Multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan").

          (d) Neither Seller nor any Related Person has incurred or expects to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA regardless of whether based on contributions by any entity which is considered a predecessor of Seller or one employer with Seller under Section 4001 of ERISA.

          (e) All contributions required to have been made by Seller under the terms of any Benefit Plan or applicable law have been timely made.

          (f) Seller does not have any unfunded obligations (including projected obligations) for retiree health and life benefits under any Benefit Plan other than continuation coverage required by law.

          (g) Neither Seller nor any Related Person has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and no event or condition has occurred or exists which would result in any such material liability to Seller.

     3.17 Compliance with Law. Seller has operated and is operating in all material respects in compliance with the Act and all other federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and Seller has not received any notice of noncompliance pertaining to Seller's operations that has not been cured.

     3.18 Tax Returns and Payments.

          (a) Seller has accurately prepared and is not delinquent in the filing of any Tax Returns required to be filed by Seller, including filings regarding employees, sales, operations or assets. All Taxes due and payable pursuant thereto and all other Taxes or assessments due and payable by Seller or chargeable as a Lien upon its assets have been paid.

          (b) Except as set forth in Schedule 3.18, (i) no outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against Seller, (ii) Seller has not received notice of any such deficiency, delinquency or default, and
(iii) to Seller's knowledge, no taxing authority is now threatening to assert any such deficiency, delinquency or default and, to Seller's knowledge, there is no reasonable basis for any such assertion.

          (c) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

          (d) Seller has withheld any Tax required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

     3.19 Environmental Matters.

          (a) There are no conditions or circumstances associated with the Sale Assets which may give rise to any material liability or cost under applicable environmental law.

          (b) Except as listed on Schedule 3.19(b), Seller does not own or use any electrical or other equipment containing polychlorinated biphenyls.

     3.20 Broker's or Finder's Fees. Except for Star Media Group, Inc., whose fee is the sole responsibility of Seller, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     3.21 Insurance. There is now in full force and effect with reputable insurance companies fire and extended coverage insurance with respect to all tangible Sale Assets and public liability and broadcaster's liability insurance, all in reasonably commercial amounts.

     3.22 Disclosure. To Seller's knowledge, no representation or warranty by Seller in this Agreement or any other Document furnished by Seller or on its behalf contains any untrue statement of a material fact, or omits to state a material fact, necessary to make any statement contained herein or therein not misleading.

                            ARTICLE IV
                           -----------

             REPRESENTATIONS AND WARRANTIES OF BUYER
             ---------------------------------------

     Buyer represents and warrants to Seller as follows:

     4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

     4.2 Authorization and Binding Effect of Documents. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (including all necessary shareholder approvals) on the part of Buyer. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Buyer. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Buyer in accordance with its terms.

     4.3 Absence of Conflicts. Except for obtaining the FCC Order, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result from any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of,
(iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the articles of incorporation or by-laws of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, judgment, order or decree to which Buyer is subject.

     4.4 Consents. Except for obtaining the FCC Order, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity.

     4.5 Broker's or Finder's Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.

     4.6 Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

     4.7 Buyer's Qualification. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the knowledge of Buyer and its Affiliates, threatened against Buyer or any of its Affiliates under the Communications Act which might reasonably be expected to result in the FCC's refusal to grant or delay approval of the transfer to Buyer or any permitted assignee of any FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to Buyer of any FCC License.


                            ARTICLE V
                            ---------

                         OTHER COVENANTS
                         ---------------

     5.1 Conduct of the Stations' Business Prior to the Closing Date. Seller covenants and agrees with Buyer that from the date hereof through the Closing Date, unless Buyer otherwise agrees in writing, which agreement will be deemed given unless a written notice of objection is received within three (3) business days of a written request by Seller, Seller shall:

           (a) Operate each Station in the ordinary course of business, including (i) incurring promotional expenses consistent with the amount currently budgeted, (ii) the use of reasonable commercial efforts to preserve each Station's present business operations, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors (including independent contractors providing on-air or production services), and
(iii) the continuance of each Station's usual and customary policy with respect to extending credit and collection of accounts receivable and the maintenance of its facilities and equipment;

           (b) Operate each Station and otherwise conduct its business in all material respects in accordance with the terms or conditions of the FCC Licenses, all applicable rules and regulations of the FCC, and all other rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of such Station;

           (c) Maintain Seller's books and records in accordance with generally accepted accounting principles on a basis consistent with prior periods;

           (d) Promptly notify Buyer in writing of any event or condition which, with notice or the lapse of time or both, would constitute an event of material default under any of the Station
Agreements which are, individually or in the aggregate, material to the Sale Assets or the operations, financial condition or results of operations of either Station;

           (e) Timely comply in all material respects with the Station Agreements which are, individually or in the aggregate, material to the Sale Assets or the operations, financial condition or results of operations of either Station;

           (f) Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Sale Assets except for dispositions of assets that (A) are in the ordinary course of business consistent with past practice and (B) if material, are replaced by similar assets of substantially equal or greater value and utility;

           (g) Not amend or enter into any antenna lease; and not enter into or amend any employment contracts or other Station Agreements except on terms comparable to those of Station Agreements now in existence and otherwise in the ordinary course of business consistent with past practice;

           (h) Maintain its technical equipment currently in use in good operating condition and repair, except for ordinary wear and tear;

           (i) Not increase in any manner the compensation (including severance pay or plans) or benefits of any employees, independent contractors, consultants or commission agents of Seller or the Stations, except in the ordinary course of business consistent with past practice;

           (j) Not introduce any material change with respect to the operation of either Station including, without limitation, any material changes in the percentages of types of programming broadcast by such Station or any other material change in such Station's programming policies, except as required by law;

           (k) Not engage in any business other than the operation of the Stations and business activities directly related thereto;

           (l) Not enter into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of Seller;

           (m) Not voluntarily enter into any collective bargaining agreement applicable to any employees of either Station or otherwise voluntarily recognize any union as the bargaining representative of any such employees; and not enter into or amend any collective bargaining agreement applicable to any employees of either Station to provide that it shall be binding upon any "successor" employer or such employees; and

           (n) Not take or agree to take any action inconsistent with consummation of the Closing as contemplated by this Agreement.

     5.2 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

     5.3 FCC Filing. As promptly as practicable following the execution of this Agreement, Seller and Buyer shall file all necessary applications with the FCC and take all commercially reasonable actions as shall be necessary and proper to obtain promptly the FCC Order without a Material Adverse Condition. Seller and Buyer will equally share the fees for filing such applications.

     5.4 Title; Additional Documents. At the Closing, Seller shall transfer and convey to Buyer good and marketable title to all of the Sale Assets free and clear of any Liens except Permitted Liens. Seller shall execute or cause to be executed such documents, in addition to those delivered at the Closing, as may be necessary to confirm in Buyer such title to the Sale Assets and to carry out the purposes and intent of this Agreement.

     5.5 Other Consents. Seller shall use its reasonable best efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under the Material Contracts; provided that Seller shall not be required to make any financial accommodation to a third party in order to obtain any such consent or waiver (other than payment of any amount otherwise due such third party).

     5.6 Inspection and Access. Seller will, prior to the Closing Date, open the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Stations) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom. Such access will be available during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Stations. Furthermore, Seller will be required to provide such access only during two (2) time periods, each of which will last no more than three (3) consecutive business days. Seller will furnish to Buyer monthly unaudited financial statements of Seller prepared in a manner consistent with the unaudited statements identified in Section 3.12. Seller will furnish to Buyer such additional financial and operating data and other available information regarding Seller as Buyer may reasonably request. Those books, records and files the possession of which is not being transferred to Buyer pursuant to this Agreement which relate to the Sale Assets shall be preserved and maintained by Seller for four (4) years after the Closing and those books, records and files relating to the Sale Assets the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of four (4) years after the Closing. Each such party shall give to the other party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other party's expense to copy, such books and records retained by it as may be reasonably requested by the other party.

     5.7 Confidentiality. All information delivered to Buyer or otherwise disclosed in writing as confidential by Seller (or its representatives) before or after the date hereof, in connection with the transactions contemplated by this Agreement, shall be kept confidential by Buyer and its representatives and shall not be used other than as contemplated by this Agreement, except to the extent that such information (i) was otherwise publicly available or known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from third parties not related to Buyer or its Affiliates, (iii) is necessary to disclose to a governmental authority, (iv) is required by law or the rules of any stock exchange to be disclosed or (v) to the extent such duty as to confidentiality is waived in writing by Seller.

     5.8 Publicity. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as such release or announcement may be required by law or applicable regulations, in which event the party so required will give prior written notice to the other party.

     5.9 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

     5.10 FCC Reports. Seller shall file, on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Station.

     5.11 Tax Returns and Payments. Seller will timely file with the appropriate governmental agencies all Tax Returns required to be filed by Seller and timely pay all Taxes owed by Seller that could result in a lien on the Sale Assets.

     5.12 No Solicitation. From the date hereof until the earlier of Closing or termination of this Agreement, neither Seller nor any Affiliate of Seller shall directly or indirectly (i) solicit or encourage submission of any proposal or offer from any person relating to the acquisition or purchase of any interest in Seller or any material assets of Seller or any merger, consolidation or other business combination with Seller (each an "Acquisition Proposal"), or (ii) otherwise assist or participate in any effort or attempt by any person to make or effect an Acquisition Proposal. Seller shall promptly notify Buyer in writing if an Acquisition Proposal is made in writing after the date of this Agreement.

     5.13  Certified Resolutions.

           (a) Within five (5) business days after the date hereof, Seller shall furnish Buyer with certified resolutions of the partners of Seller evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

           (b) Within five (5) business days after the date hereof, Buyer shall furnish Seller with certified resolutions of the Board of Directors of Buyer evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

     5.14 Audited Financial Statements. Seller recognizes that Buyer is a publicly reporting company and agrees that notwithstanding the restrictions in Section 5.7, Buyer shall be entitled at its expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Buyer as a publicly reporting company or registrant. Seller agrees to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards.


                            ARTICLE VI
                           -----------

                   CONDITIONS PRECEDENT TO THE
                   OBLIGATION OF BUYER TO CLOSE
                   ---------------------------

     Buyer's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

     6.1   Accuracy of Representations and Warranties; Closing
Certificate.

           (a) The representations and warranties of Seller contained in this Agreement or in any other Document shall be true and correct in all material respects on the date hereof, and at the Closing Date with same effect as though made at such time except for changes permitted hereunder.

           (b)  Seller shall have delivered to Buyer on the Closing
Date a certificate that the conditions specified in Sections 6.1(a), 6.2, 6.7, and 7.5 are satisfied as of the Closing Date.

     6.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

     6.3   FCC Order.

           (a) The FCC Order shall have been issued without any Material Adverse Condition (other than one attributable to or arising out of any action or inaction on the part of Buyer or its affiliates or the ownership status or composition of properties of Buyer or its affiliates).

           (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

     6.4   Title Insurance and Survey.

           6.4.1 Buyer shall have obtained, at Buyer's expense, a title commitment (the "Title Commitment") on the current ALTA form from a title insurance company (the "Title Insurance Company") wherein the Title Insurance Company shall agree to insure in Buyer fee simple title to each parcel of Real Property owned by Seller (the "Owned Real Property"). The exceptions to title specified in the Title Commitment shall be limited to the preprinted or standard exceptions to title (the "Standard Exceptions"), the lien for taxes not yet due and payable (the "Permitted Tax Lien") and such other exceptions (the "Other Permitted Exceptions") that will neither (1) materially impair Buyer's ability to use the insured Owned Real Property in the operation of the Stations in the manner in which it is now used, nor (2) constitute or evidence a mortgage or other lien (other than a Permitted Tax Lien) against such title, except mortgages or other liens that will be released at Closing at Seller's expense.

           6.4.2 Buyer shall have obtained, at Buyer's expense, a current "as built" survey (each, a "Survey") of each portion of the Owned Real Property. Each such Survey shall be prepared by a registered surveyor, shall comply with current ALTA Minimum Standard Detail Requirements, shall be accompanied by a certification sufficient for the Title Insurance Company's deletion of the Standard Exceptions relating to survey matters, and shall not disclose any matters which would materially impair Buyer's ability to use any of the surveyed Owned Real Property in the operation of the Stations in the manner in which it is now used.

           6.4.3 On the Closing Date, the Title Insurance Company shall have unconditionally agreed in writing to issue pursuant to the Title Commitment a final title policy as of the Closing Date insuring fee simple title in Buyer to the Owned Real Property covered by the Title Commitment, subject only to the Permitted Tax Lien and Other Permitted Exceptions. On or before the Closing Date, Seller shall execute and deliver to the Title Insurance Company an affidavit regarding mechanic's liens sufficient to allow deletion of such liens as a Standard Exception in the final title policy.

           6.4.4   If within sixty (60) days after the date hereof:

                6.4.4.1 A Title Commitment has not been obtained for any portion of the Owned Real Property, Buyer shall be deemed to have waived the conditions precedent in foregoing Subsections 6.4.1 and 6.4.3 with respect to such portion of the Owned Real Property.

                6.4.4.2 A Survey has not been obtained by Buyer for any portion of the Owned Real Property, Buyer shall be deemed to have waived the condition precedent in foregoing Subsection 6.4.2 with respect to such portion of the Owned Real Property, and shall be deemed to have waived the condition precedent in foregoing Subsection 6.4.3 to the extent satisfaction of such condition with respect to such portion of the Owned Real Property would require such Survey.

                6.4.4.3 Buyer does not by written notice to Seller specifically identify and object to a defect or exception to title to any of the Owned Real Property, Buyer shall be deemed to have waived its right to object to such defect or exception.

     6.5 Environmental Inspection. At Buyer's expense, Buyer shall have caused an environmental inspection to be performed by a reputable environmental engineering company of each portion of the Owned Real Property, and any real property leased by Seller and used in the operation of either of the Stations (the "Leased Real Property"), and the inspection report shall not disclose a reasonable basis for a determination that any such portion of the Owned Real Property or the Leased Real Property in its current condition would cause Buyer as the owner or lessee thereof to incur a material liability under any applicable environmental law, rule or regulation. Buyer shall cause the environmental consultant to deliver to Seller a copy of each such inspection report at the same time such report(s) are delivered to Buyer. In the event that within sixty (60) days after the date hereof, Buyer shall have failed to give Seller written notice specifying in detail the manner in which any such report discloses a reasonable basis for a determination that a portion of the Owned Real Property or the Leased Real Property in its current condition would cause Buyer as the owner or lessee thereof to incur a material liability under applicable environmental laws, rules or regulations, Buyer shall be deemed to have waived the condition precedent set forth in this Section 6.5.

     6.6   Opinions of Seller's Counsel.  Buyer shall have received
(a) the written opinion of Seller's counsel, dated as of the Closing Date, that (i) Seller is a limited partnership duly formed and in good standing under the laws of Delaware, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite partnership action (including all necessary partner approval) on the part of Seller, (iii) the Agreement and each of the other Documents have been duly and validly executed and delivered by Seller, and (iv) the execution, delivery and performance by Seller of this Agreement and the other Documents do not violate or contravene, to counsel's knowledge, any judgment, order, or agreement to which Seller is subject or a party or to which the Sale Assets are bound; and (b) the written opinion of the Seller's FCC counsel, dated as of the Closing Date, that (i) Seller validly holds the FCC Licenses, each of which is in full force and effect, (ii) the FCC Licenses are not subject to any conditions other than those shown upon their face, (iii) the FCC has granted the FCC Order and the FCC Order is not being challenged, and
(iv) there are no proceedings pending or, to the counsel's knowledge, threatened by or before the FCC affecting or relating to the Stations or the FCC Licenses.

     6.7 Other Consents. Seller shall have obtained in writing (in form reasonably satisfactory to Buyer's counsel) and provided to Buyer on or before the Closing Date, without any condition materially adverse to Buyer or the Station, the consents or waivers to the transactions contemplated by this Agreement required under each Material Contract.

     6.8 Delivery of Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the documents required to be delivered pursuant to Section 8.2.

     6.9 No Adverse Proceedings. No judgment or order shall have been rendered, and no action or proceeding shall be pending, against Buyer that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

     6.10 No Material Adverse Change. There shall have been no change nor development affecting the Seller or either Station after the date hereof which has resulted in, or could reasonably be expected to result in, a Material Adverse Condition other than changes or developments arising from events or circumstances affecting the radio broadcasting industry in general; provided, however, that neither a material adverse change in the gross or net revenue or ratings of either Station nor the loss of any employees before Closing shall constitute, for purposes of this Section 6.10, a change or development which has, or could reasonably be expected to have, a Material Adverse Effect, provided that Seller performs in all material respects its covenants under Section 5.1.

                           ARTICLE VII
                           -----------

                   CONDITIONS PRECEDENT TO THE
                  OBLIGATION OF SELLER TO CLOSE
                  -----------------------------

     The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

     7.1   Accuracy of Representations and Warranties.

           (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

           (b)  Buyer shall have delivered to Seller on the Closing
Date a certificate that the conditions specified in Sections 7.1(a), 7.2, and 6.9 are satisfied as of the Closing Date.

     7.2 Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

     7.3   FCC Order.

           (a) The FCC Order shall have been issued and shall have become effective under the rules of the FCC and applicable law.

           (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

     7.4 Opinion of Buyer's Counsel. Seller shall have received the written opinion of Buyer's counsel, dated as of the Closing Date, that
(i) Buyer is a corporation duly formed and in good standing under the laws of the State of Indiana, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite corporate action on the part of Buyer,
(iii) the Agreement and each of the other Documents have been duly and validly executed and delivered by Buyer and constitute valid and legally binding obligations enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity, and (iv) the execution, delivery and performance by Buyer of this Agreement and the other Documents do not violate or contravene, to counsel's knowledge, any judgment, order or agreement to which Buyer is subject or a party or to which Buyer's assets are bound.

     7.5 No Adverse Proceedings. No judgment or order shall have been rendered, and no action or proceeding shall be pending, against Seller that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

     7.6 Delivery of Closing Documents. Buyer shall have delivered or cause to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to Section 8.3.

                           ARTICLE VIII
                           ------------

                             CLOSING
                             -------

     8.1   Time and Place.

           (a) Closing of the purchase and sale of the Sale Assets pursuant to this Agreement (the "Closing") shall take place at the offices of Bose McKinney & Evans, 135 North Pennsylvania Street, Suite 2700, Indianapolis, Indiana, at 10:00 o'clock A.M. on the date (the "Closing Date") that is the fifth business day following satisfaction or waiver of the conditions precedent hereunder to Closing.

     8.2   Documents to be Delivered to Buyer by Seller.  At the
Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to
Buyer:

           (a) The opinions of Seller's counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 6.6;

           (b) Governmental certificates, dated as of a date as near as practicable to the Closing Date, showing that Seller is duly formed and in good standing in the State of Delaware and is qualified to do business and in good standing under the laws of Indiana;

           (c) A certificate of the Secretary (or Assistant Secretary) of Seller's general partner attesting as to the incumbency of each officer of Seller's general partner who executes this Agreement and any of the other Documents and to similar customary matters;

           (d) A bill of sale and other instruments of transfer and conveyance transferring the Sale Assets (except the Owned Real Property) to Buyer;

           (e) A general warranty deed, in a form recordable in the State of Indiana, for each parcel of the Owned Real Property, which deed shall convey insurable, fee simple title for that parcel free and clear of all Liens except the Permitted Tax Lien and the Other Permitted Exceptions.

           (f) A certificate of nonforeign status under Section 1445 of the Code, complying with the requirements of the Income Tax
Regulations promulgated pursuant to such section;

           (g) An executed certificate in the form attached as Exhibit B to the Escrow Agreement;

           (h)  The certificate described in Section 6.1(b); and

           (i) Such additional information and materials as Buyer shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer's obligation to close hereunder have been obtained, and any other documents expressly required by this Agreement to be delivered by Seller at Closing.

     8.3 Deliveries to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

           (a) The Purchase Price in accordance with Section 2.5, as adjusted under Section 2.7(d);

           (b)  The certificate described in Section 7.1(b);

           (c) The opinion of Buyer's counsel, dated the Closing Date, to the effect set forth in Section 7.4;

           (d) An executed certificate in the form attached as Exhibit B to the Escrow Agreement;

           (e)  An agreement by Buyer assuming the Assumed Obligations;
and

           (f) Such additional information and materials as Seller shall have reasonably requested to evidence satisfaction of the conditions to its obligations hereunder, and any other documents expressly required by this Agreement to be delivered by Buyer at Closing.


                            ARTICLE IX
                           -----------

                         INDEMNIFICATION
                         ---------------

     9.1 Survival. All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of either party, and the Closing shall not be deemed a waiver by either party of the representations, warranties, covenants or agreements of the other party in this Agreement or any other Document; provided, however, that the period of survival shall, (i) with respect to any Loss arising from or related to a breach of the covenants and agreements in Section 5.6, end four (4) years after the Closing Date, (ii) with respect to any Loss arising or related to a breach of the covenants in Sections 9.2(a)(ii) and 9.3(a)(ii), continue indefinitely, and (iii) in any other case, end eighteen (18) months after the Closing Date (in each case, the "Survival Period"). No claim may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied. The rights to indemnification set forth in this
Article IX shall be exclusive of all other rights to monetary damages that any party (or the party's successors or assigns) would otherwise have by statute or common law in connection with the transactions contemplated by this Agreement or any other Document.

     9.2   Indemnification by Seller.

           (a) Subject to Section 9.2(b), Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from:

                (i)      Any breach by Seller of any of its
     representations, warranties, covenants or agreements in this Agreement or any other Document; or

                (ii) Any obligation, indebtedness or liability of Seller (other than the Assumed Obligations) regardless of whether disclosed to Buyer and regardless of whether constituting a breach by Seller of any representation, warranty, covenant or agreement hereunder or under any other Document; or

                (iii) Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated by this Agreement.

           (b) If Closing occurs, Seller shall not be obligated to indemnify Buyer unless and until the aggregate amount of Buyer's Losses exceeds Fifty Thousand Dollars ($50,000), in which case Buyer shall then be entitled to indemnification of the entire amount of Buyer's Losses, provided that any payment owed by Seller to Buyer under Section 2.7 shall not be counted in determining whether such Fifty Thousand Dollar ($50,000) limitation is satisfied, and Buyer shall have the right to recover any such payment without regard to such limitation.

           (c) The aggregate amount of all payments made by Seller in satisfaction of claims for indemnification pursuant to Section 9.2(a) shall not exceed $14,980,000.00 (the "Cap"), provided that any payment owed by Seller to Buyer under Section 2.7 shall not be counted in determining whether the Cap has been met.

     9.3   Indemnification by Buyer.

           (a) Subject to Section 9.3(b), Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from:

                (i)      Any breach by Buyer of any of its
     representations, warranties, covenants or agreements in this Agreement or any other Document; or

                (ii)     The Assumed Obligations.

           (b) If Closing occurs, Buyer shall not be obligated to indemnify Seller unless and until the aggregate amount of Seller's Losses exceeds Fifty Thousand Dollars ($50,000), in which case Seller shall then be entitled to indemnification of the entire amount of Seller's Losses, provided that the Assumed Obligations and any payment owed by Buyer to Seller under Section 2.7 or Section 2.8 shall not be counted in determining whether such Fifty Thousand Dollar ($50,000) limitation is satisfied, and Seller shall have the right to recover any such payment without regard to any such limitation.

     9.4 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 9.2 and 9.3, the following procedure shall apply:

           (a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

           (b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party's counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

           (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

           (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Buyer shall not be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Stations.


                            ARTICLE X
                            ---------

                 TERMINATION; LIQUIDATED DAMAGES
                 -------------------------------

     10.1 Right of Termination. This Agreement may be terminated prior to Closing:

           (a)  By written agreement of Seller and Buyer; or

           (b) By written notice from a party that is not then in material breach of this Agreement if:

                (i) The other party has continued in material breach of this Agreement for twenty (20) days after written notice of such breach from the terminating party; or

                (ii) Closing does not occur within one year after the date hereof.

     10.2  Obligations Upon Termination.

           (a) Upon termination of this Agreement, each party shall thereafter remain liable for breach of this Agreement prior to such termination and remain liable to pay and perform any obligation under
Article IX and this Article. If Closing shall not have occurred, (i) and Seller has terminated this Agreement pursuant to Section 10.1(b)(i), Seller shall be entitled to payment of the Earnest Money from the Escrow Agent under the Escrow Agreement as payment of the aggregate liability of Buyer for breach or default hereunder as provided in Section 10.2(b), and (ii) in all other circumstances, Buyer shall be entitled to the return of the Earnest Money from the Escrow Agent under the Escrow Agreement.

           (b) If Closing shall not have occurred, Seller's sole remedy at law or in equity for any breach or default by Buyer described in Section 10.1(b)(i) shall be (i) the termination by Seller of this Agreement by giving of written notice to Buyer pursuant to Section 10.1(b)(i) and (ii) the recovery from Buyer of (A) an amount equal to the Earnest Money (the "Seller's Liquidated Damage Amount") and (B) Seller's reasonable attorneys' fees and other costs of collection incurred by Seller in enforcing its right to recover Seller's Liquidated Damage Amount (such fees and other costs herein referred to as "Seller's Enforcement Costs"). In the event of such termination by Seller, Buyer and Seller shall cooperate in taking such action as required under the Escrow Agreement to effect Escrow Agent's distribution to Seller of the Earnest Money, and Seller shall be entitled to pursue any other remedy available to Seller at law or in equity to recover the entire Seller's Liquidated Damage Amount and Seller's Enforcement Costs, provided that the total monetary damages (including any amount received from the Escrow Agent under the Escrow Agreement) to which Seller shall be entitled shall not exceed the sum of Seller's Liquidated Damage Amount plus Seller's Enforcement Costs. BUYER ACKNOWLEDGES AND AGREES THAT SELLER'S RECEIPT OF SELLER'S LIQUIDATED DAMAGE AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY AND THAT SELLER'S LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE SUBSTANTIAL BUT INDETERMINATE HARM ANTICIPATED TO BE CAUSED BY BUYER'S MATERIAL BREACH
OR DEFAULT UNDER THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS AND DAMAGES, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTIONS TO BE CONSUMMATED HEREUNDER.

     10.3 Termination Notice. Each notice given by a party pursuant to Section 10.1 to terminate this Agreement shall specify the Subsection of Section 10.1 pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Subsection of Section 10.1, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the Subsection specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified Subsection.

                            ARTICLE XI
                           -----------

                       CONTROL OF STATIONS
                       -------------------

     Between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of the Stations or the conduct of their business, all of which shall remain the sole responsibility and under the control of Seller, subject to Seller's compliance with this Agreement.


                           ARTICLE XII
                           -----------

                        EMPLOYMENT MATTERS
                        ------------------

     12.1 Termination of Employees. Seller shall pay, discharge and be solely responsible for all liabilities, obligations, costs and expenses which arise or become payable as a result of or in connection with Seller's termination of any of its employees before, upon or after Closing, including, without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits, if any, which arise or become payable as a result of or in connection with such terminations, except to the extent included as a credit to Buyer in determining the Adjustment Amount. Seller acknowledges and agrees that Buyer shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any employment agreements or Benefit Plans between Seller and its employees, except to the extent included as part of the Assumed Obligations.

     12.2 Employee Benefit Plans. Buyer shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any of the Benefit Plans, and Seller or the Benefit Plans, as applicable, will retain all assets and liabilities in respect of Seller's employees under the Benefit Plans. Seller shall comply with the provisions of the Continuation Coverage Under Group Health Plan of ERISA, Title I, Part 6, to the extent applicable in connection with the transactions contemplated by this Agreement.

                           ARTICLE XIII
                           ------------

                          MISCELLANEOUS
                          --------------

     13.1 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby.

     13.2  Payment of Expenses.

           (a) All sales, use, stamp, transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be paid by one-half by Buyer and one-half by Seller.

           (b) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

     13.3 Specific Performance. Seller acknowledges that each Station is of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Seller. Accordingly, as an alternative to termination of this Agreement under
Section 10.1, Buyer shall be entitled in the event of Seller's breach to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Buyer's right to recover damages and to pursue any other remedies available to Buyer for Seller's breach. In any action to specifically enforce Seller's obligation to close the transactions contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Seller's obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price as contemplated by Section 2.5 but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price as contemplated by such Section.

     13.4 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

           (a)  if to Buyer, to:

                      Emmis Broadcasting Corporation
                      950 North Meridian Street, Suite 1200
                      Indianapolis, Indiana  46204
                      Attention: Jeffrey H. Smulyan, Chairman

                Copy to:

                      Bose McKinney & Evans
                      2700 First Indiana Plaza
                      Indianapolis, Indiana  46204
                      Attention:  David L. Wills, Esq.

           (b)  if to Seller, to:

                      Panache Broadcasting, L.P.
                      c/o Panache GP, Inc.
                      166 East Levering Mill Road, Suite 250
                      Bala Cynwyd, Pennsylvania 19004
                      Attention:  Charles D. Schwartz, President

                Copy to:

                      Latham & Watkins
                      1001 Pennsylvania Avenue, N.W.
                      Suite 1300
                      Washington, D. C.  20004
                      Attention:  Joe Sullivan, Esq.


or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and
(ii) if delivered by courier, on the date received.

     13.5 Entire Agreement. This Agreement, the Schedules, Exhibits and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

     13.6 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     13.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, provided that:

           (a) Either party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its Affiliates; and

           (b) Buyer may assign all of its rights under this Agreement to an Affiliate, provided that (i) the representations and warranties of Buyer hereunder shall be true and correct in all material respects as applied to the assignee, (ii) both Buyer and the assignee shall execute and deliver to Seller a written instrument in form and substance satisfactory to Seller within its reasonable judgment in which both Buyer and the assignee agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, and (iii) Buyer and the assignee shall deliver such other documents and instruments as reasonably requested by Seller, including appropriate certified resolutions of the boards of directors of Buyer and the assignee.

     13.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Indiana without regard to its principles of conflicts of laws.

     13.9 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

     13.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

     13.11 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     13.12 Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.13 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

     13.14 Schedules and Exhibits. Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and each such Schedule and Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

     13.15 Attorneys' Fees. If either Seller or Buyer brings suit against the other in connection with this Agreement and the party against whom suit is brought (the "Defendant") is successful in denying substantially all the relief sought by the claimant, then the Defendant shall be entitled to recover from the claimant the reasonable attorneys' fees and other costs and expenses incurred by the Defendant in connection with such suit regardless of whether such suit is prosecuted to judgment.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.



                                 PANACHE BROADCASTING, L.P.
                                 By:  Panache GP, Inc.



                                 By:  ______________________________
                                 Charles D. Schwartz, President

                                                          "Seller"


                                 EMMIS BROADCASTING CORPORATION



                                 By:  ______________________________
                                         Jeffrey H. Smulyan, Chairman

                                                              "Buyer"